Exhibit 99.1

Network Equipment Technologies Announces Preliminary Third Quarter Financial Information and Reduction in Workforce

Fremont, CA, January 6, 2009 – Telecommunications equipment maker Network Equipment Technologies, Inc. (“NET”, NYSE: NWK), announced today it expects revenue for the third quarter of fiscal 2009 to be flat to up 5%, as compared to the second quarter of fiscal 2009.  The company also announced a reduction in its workforce, leaving the company with approximately 255 employees as compared to 295 at the end of the second quarter of fiscal 2009.

Third quarter fiscal 2009 income will include approximately $18.8 million of gains related to the early retirement of the company’s convertible debt.  This gain includes previously disclosed amounts as well as gains related to additional repurchases late in the quarter.  NET now has outstanding $13.0 million of its 3 ¾% convertible debt and $23.7 million of its 7 ¼% convertible debt.

NET will record charges in the third quarter of fiscal 2009 of up to $1.5 million related to the write-off of idle facilities and severance charges related to employee terminations that took place in the quarter. NET also expects to take charges in the fiscal fourth quarter of more than $500,000, primarily related to employee severance for actions taken at the beginning of the fiscal fourth quarter.

During the third quarter of fiscal 2009, NET used $23.1 million for the repurchase of convertible debt. The company expects to report cash and investment balances as of the end of the quarter of approximately $100 million.

“In the fiscal third quarter, we saw an increase in government revenue that offset decreased international revenue, as commercial sales globally declined as a result, at least partly, of the economic crisis and the stronger dollar,” said C. Nicholas Keating, President and CEO.  “Although we have seen modest overall growth in our revenue these past two quarters, we believe that the uncertain economy and continued delays in some government programs may affect our customers’ spending through the first half of calendar 2009.”

“We continue to be conservative with our spending,” continued Keating. “Following the integration of Quintum operations, we have reduced a number of redundant functions. We have also more tightly focused our research and development activities. These actions will help us to reduce expenses while also allowing our most strategic product programs to receive increased funding.”

NET expects to report its results for the third quarter in late January or early February.

About Network Equipment Technologies, Inc.
Network Equipment Technologies, Inc. (NET) provides network and VoIP solutions to enterprises and government agencies that seek to reduce the cost to deploy next generation unified and secure communications applications. For a quarter of a century, NET has delivered solutions for multi-service networks requiring high degrees of versatility, security and performance. Today, the company’s broad family of products enables interoperability and integration with existing networks for migration to secure IP-based communications. Broadening NET’s voice solutions, Quintum Technologies, now a part of NET, is a VoIP innovator whose applications bring the reliability and clarity of public telephone networks to Internet telephony and unified communications. NET is headquartered in Fremont, CA and has 14 offices worldwide including the US, the UK, France, the Middle East, China, Japan, Australia, and Latin America.  The company sells its solutions through a direct sales force and an international network of resellers and distributors.  For more information, visit www.net.com.

Forward Looking Statements
This press release contains forward-looking statements, relating to possible future operating results, within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include federal government budget matters and procurement decisions, global economic conditions, currency exchange rates, the volume and timing of orders and revenue, and product development achievements, as well as the factors identified under the heading “Risk Factors” in NET’s Annual Report on Form 10-K for the most recent fiscal year. The Company disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

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